Exhibit 10-zz

BELLSOUTH CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Amended and Restated effective as of January 1, 2005

BELLSOUTH CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE I.   STATEMENT OF PURPOSE

The purpose of the BellSouth Corporation Supplemental Executive Retirement Plan is to provide supplemental pension benefits to Executives and certain other employees of BellSouth Corporation and certain subsidiaries of BellSouth Corporation, hereinafter referred to as Participants, who retire or terminate from service. The Plan was originally effective as of January 1, 1984 and was subsequently amended from time to time. The Plan is now hereby amended and restated, effective as of January 1, 2005, and as so amended and restated is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to all benefits accrued and vested on or after January 1, 2005. Further, with respect to all benefits of Participants employed on or after January 1, 2007, the Plan is intended to fully comply with the requirements of Code Section 409A.

ARTICLE II. DEFINITIONS

1.           The term "ADEA" shall mean the Age Discrimination in Employment Act of 1967, as amended from time to time.

2.           The term "Affiliate" shall mean any corporation, other than BellSouth Corporation (or a Participating Company), which is a member of the same controlled group of corporations (within the meaning of Code Section 414(b)) as BellSouth Corporation and any trade or business (whether or not incorporated) which is under common control with BellSouth Corporation within the meaning of Code Section 414(c).

3.           The term "Annual Bonus Award" shall mean the bonus amount paid annually to a Participant that is included in the calculation of pension benefits under the Pension Plan.

4           The terms "BellSouth Corporation" and "Company" shall mean BellSouth Corporation, a Georgia corporation, or its successors.

5.           The terms "Chairman of the Board", "President" and "Board of Directors" or "Board" shall mean the Chairman of the Board of Directors, President and Board of Directors, respectively, of the Company.

6.           The term “Claim Review Committee” shall mean the Employees’ Benefit Claim Review Committee appointed by the Committee to be the claims fiduciary for any claims brought under the Pension Plan.

7.           The term "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

8.           The term "Committee" shall mean the Employee Benefit Committee appointed by the Company to administer the Pension Plan.

9.            The term "Disabled" or “Disability” means the following:

            (a)           the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; OR

            (b)           the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Employer;

10.           The term "Executive" shall mean an employee on the active payroll of any Participating Company who holds a position that the Board of Directors has designated to be within the Company’s executive compensation group.

11.           The term “Executive Severance Agreement” means a BellSouth executive change in control agreement entered into by and between an executive who is a Participant in this Plan and BellSouth, as amended and/or superseded from time to time, providing certain benefits in the event of a change in corporate control of BellSouth Corporation.

12.           The term "Former Affiliate" shall have the same meaning as is attributed to such term under the Pension Plan.

13.           The term "Included Earnings" shall have the meaning ascribed to such term in Section 4(a)(ii) of Article IV of this Plan.

14.           The term "Interchange Company" shall have the same meaning as is attributed to such term under the Pension Plan.

15.           The term "Mandatory Retirement Age" shall have the same meaning as is attributed to such term under the Pension Plan.

16.           The term “Merger” shall mean the planned merger, pursuant to the Agreement and Plan of Merger dated as of March 4, 2006 (the “Merger Agreement”), by and among BellSouth, AT&T Inc. (“AT&T”), and ABC Consolidation Corp., a Georgia corporation and wholly-owned subsidiary of AT&T (“Merger Sub”), pursuant to which, at the “Effective Time” (as defined in the Merger Agreement), BellSouth will be merged with and into the Merger Sub.

17.           The term “Merger Severance Plan” means a severance plan (or plans) adopted under the terms of the Company Disclosure Letter to the Merger Agreement (as defined in Section 16 of this Article II).

18.           The term "Net Credited Service", except as expressly limited or otherwise provided in this Plan or under an individual Participant’s employment related agreement with the Company, shall have the same meaning as is attributed to such term under the Pension Plan and shall be interpreted in the same manner as that term is interpreted for purposes of the Pension Plan.

19.           The term "Participants" shall mean all Executives as defined herein, as well as all other management employees (i.e., non-collectively bargained employees) at pay grade E01 (or equivalent) and above and any other employees designated by the Chief Executive Officer of BellSouth Corporation or his or her delegated representative.

20.           The term "Participating Company" shall mean BellSouth Corporation, and each subsidiary of BellSouth Corporation which shall have determined, with the concurrence of the senior human resources officer of BellSouth Corporation, to participate in the Plan.

21.           The term "Pension Act” shall mean the Employee Retirement Income Security Act of 1974 (ERISA) as it may be amended from time to time.

22.           The term "Pension Commencement Date" shall have the same meaning as is attributed to such term under the Pension Plan.

23.           The term "Pension Plan" shall mean the BellSouth Personal Retirement Account Pension Plan as in effect on the date of the Merger.

24.           The term "Plan" shall mean this BellSouth Corporation Supplemental Executive Retirement Plan.

25.           The term "Post-04 Benefit” shall mean the Participant’s Plan benefit accrued on or after January 1, 2005 determined in accordance with the provisions of Code Section 409A.

26.           The term "Pre-05 Benefit” shall mean the Participant’s Plan benefit accrued and vested as of December 31, 2004 determined in accordance with the provisions of Code Section 409A.

27.           The term “Rabbi Trust Agreement” shall mean each and all of the following: (i) BellSouth Corporation Trust Under Executive Benefit Plan(s); (ii) BellSouth Telecommunications, Inc. Trust Under Executive Benefit Plan(s); (iii) BellSouth Enterprises, Inc. Trust Under Executive Benefit Plan(s); (iv) BellSouth Corporation Trust Under Executive Benefit Plan(s) for Mobile Systems Executives; (v) BellSouth Corporation Trust Under Executive Benefit Plan(s) for Advertising and Publishing Executives; (vi) BellSouth Corporation Trust Under Executive Benefit Plan(s) for Certain BellSouth Companies; in each case, as amended from time to time.

28.           The term "Standard Annual Bonus" shall mean an amount determined by applying a target percentage of a Participant’s base pay rate as determined by the annual compensation plan and the Participant’s current job or pay grade.

29.           The term "Vesting Service Credit", except as expressly limited or otherwise provided in this Plan or under an individual Participant’s employment related agreement with the Company, shall have the same meaning as is attributed to such term under the Pension Plan and shall be interpreted in the same manner as that term is interpreted for purposes of the Pension Plan.

30.           The use in this Plan of personal pronouns of the masculine gender is intended to include both the masculine and feminine genders.

ARTICLE III. ADMINISTRATION

     1.          The Company shall be the Plan Administrator and the Plan Sponsor of the Plan as those terms are defined in the Pension Act. The Company may allocate all or any part of its responsibilities for the operation and administration of the Plan, except to the extent expressly prohibited by the Plan's terms. The Company may designate in writing other persons to carry out its responsibilities under the Plan, and may employ persons to advise it with regard to such responsibilities. The Company, acting through the Committee, the Claim Review Committee or any other person designated by the Company, as applicable, shall have the exclusive responsibility and complete discretionary authority to interpret the terms of the Plan (including the power to construe ambiguous or uncertain terms), to control the operation and administration of the Plan and to resolve all questions in connection therewith, with all powers necessary to enable it to properly carry out such responsibilities, including without limitation the powers and responsibilities set forth in this Section 3, and its determinations shall be final, conclusive and binding on all persons.

     2.          The Plan Administrator shall have the power to determine status, coverage, eligibility for and the amount of benefits under the Plan and all questions arising in connection therewith, with respect to employees of each Participating Company, respectively, and shall have the power to authorize disbursements according to this Plan.

     3.          The review and final determination of claims and appeals for Participants and beneficiaries under the Plan shall be determined by, and in the complete discretion of, the Plan Administrator acting through the Claim Review Committee and in accordance with the claims and appeals procedures set forth in the summary plan description for the Pension Plan and shall be administered and interpreted in accordance with the Pension Act and procedures in effect under the Pension Plan. All determinations of the Plan Administrator shall be final and binding and not subject to further administrative review.

     4.          The expenses of administering the Plan shall be borne by the Company and/or the applicable Participating Company.

     5.          The Company, the Committee and the Claim Review Committee, and each other Plan Administrator described herein, are each a named fiduciary as that term is used in the Pension Act with respect to the particular duties and responsibilities herein provided to be allocated to each of them.

     6.          Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan.

     7.          Notwithstanding the preceding, effective as of the date of the Merger, responsibility for administration of the Plan shall be determined under the terms of the Rabbi Trust Agreements. As provided in the Rabbi Trust Agreements, claims for benefits, appeals of benefit denials and Plan interpretations shall be made by a “Trust Contractor” or “Independent Fiduciary” (as such terms are defined in the Rabbi Trust Agreements), as the case may be. At any time during which a Trust Contractor or Independent Fiduciary shall, under the terms of the Rabbi Trust Agreements, have such Plan administrative responsibilities, the term “Plan Administrator” as used in this Plan shall refer to such Trust Contractor or Independent Fiduciary.

ARTICLE IV. BENEFITS

     1.        Participation

All persons included in the definition of the term "Participants" are deemed participants in this Plan. In addition, each individual who has participated in this Plan but who has ceased to be included in the definition of "Participants", whether due to demotion, termination or otherwise, shall continue to be a Participant in this Plan, except for purposes of accruing additional benefits under Section 4 of this Article IV, and shall be entitled to a benefit under this Plan if, at the time such individual ceased to be included in the definition of "Participants", he or she had satisfied the service requirements for a deferred vested pension under the Pension Plan. Each such individual shall receive a benefit under the terms of the Plan as in effect immediately prior to the effective date of such demotion, termination or other event, the amount of such benefit to be calculated as if the individual retired (or otherwise terminated employment) on such date, it being the Company's intent that any such demotion, termination or other event removing individuals from the definition of "Participants" shall not adversely affect entitlement to such benefits.

     2.        Mandatory Retirement Age

Each Participant, whether or not eligible for benefits under this Plan, shall cease to be eligible for continued employment no later than the last day of the month in which such Participant attains the Mandatory Retirement Age.

     3.        Eligibility

            (a)           Service Benefit

An individual who is both a Participant in this Plan and who is eligible for a service pension pursuant to the terms of the Pension Plan at the time of employment termination or whose age and Net Credited Service recognized under this Plan would satisfy the eligibility requirements of the Pension Plan for a service pension is eligible for a service benefit pursuant to this Plan. Additionally, each Participant who has attained age 62 or older and whose Net Credited Service is ten years or more at the time of employment termination is eligible for a service benefit under this Plan. Each Participant whose employment terminates pursuant to and under the terms of the Merger Severance Plan may also be eligible for a service benefit under this Plan, if at the time of employment termination the Participant's age and Net Credited Service meets the requirements established under such severance program to be deemed service pension eligible for purposes of this Plan. Each Participant whose employment terminates pursuant to and under the terms of an Executive Severance Agreement shall be deemed to be eligible for a service pension for purposes of this Plan.

            (b)           Deferred Benefit

            (i)           Any individual not described in Section 3(a) of this Article IV who is a Participant in this Plan at the time of voluntary employment termination is eligible for a deferred vested pension pursuant to this Plan, provided he is eligible for a deferred vested pension pursuant to the Pension Plan.

            (ii)           In the event that a Participant’s employment is terminated involuntarily prior to his or her becoming eligible for a deferred benefit under this Plan, and the termination is not for cause, such Participant shall nevertheless be entitled to a deferred benefit hereunder, based upon the Participant’s Vesting Service Credit at his or her date of termination.

            (c)           Disability Pension

An individual who while a Participant in this Plan has become eligible for a disability pension pursuant to the terms of the Pension Plan and who is also determined to be Disabled shall be eligible for a disability pension hereunder, calculated as follows: the amount is determined in accordance with Section 4 of this Article IV calculated to one year after date of Disability (pro-rata if less than 20 years of service) with no reduction factor but offset by the actual service or deferred benefit determined under Section 4 of this Article IV applying all applicable early retirement reduction factors (determined assuming that the service or deferred benefit is payable as an annuity). Should the disability pension be discontinued pursuant to the terms of the Pension Plan, the disability pension hereunder shall be discontinued as well.

     4.        Benefit Amounts

            (a)           Computation of Benefit

                       (i)            (A)            Benefit Formula

The aggregate annualized benefit of each Participant payable as provided in the Plan shall be determined by adding the sum of two percent (2%) of Included Earnings for each year of the Participant's Vesting Service Credit for the first twenty years, plus one and one-half percent (1.5%) of Included Earnings for each year of the Participant's Vesting Service Credit for the next ten years, plus one percent (1%) of Included Earnings for each year of the Participant's Vesting Service Credit for each additional year up to the month in which the Participant retires less (1) 100% of the retirement benefit (unreduced for survivor annuity) payable from the Pension Plan and (2) 100% of the Primary Social Security benefit payable at age 65.

         (B)            Special Rules

(1)
With respect to service benefits, the benefit reduction to be applied pursuant to Section 4(a)(i)(A)(1) above for the benefit payable from the Pension Plan shall be the amount of such benefit that would be payable on the date that benefits are eligible to be paid (or become payable) under this Plan (regardless of the Participant’s actual pension commencement date under the Pension Plan) and determined assuming that the Participant elected a single life annuity (regardless of the actual form of benefit elected under the Pension Plan).

 (2)           With respect to deferred vested benefits, the benefit reduction to be applied pursuant to Section 4(a)(i)(A)(1) above for the benefit payable from the Pension Plan shall be the amount of such benefit that would be payable on the Participant’s 65th birthday (regardless of the Participant’s actual pension commencement date under the Pension Plan) and determined assuming that the Participant elected a single life annuity (regardless of the actual form of benefit elected under the Pension Plan).

 (3)           In the case of any Executive (i) who has attained the age of sixty-two (62) or more or who is deceased, (ii) who was previously employed by a Former Affiliate, (iii) who serves or has served as an officer (as such term is used in the employment practices and policies of the relevant company) of BellSouth Corporation or an Affiliate, and (iv) whose service with a Former Affiliate is disregarded in determining the Executive's Vesting Service  Credit under the Pension Plan, for purposes of this Plan, the Executive’s Vesting Service Credit and Net Credited Service shall be increased by

(x) the Executive's Vesting Service Credit and Net Credited Service with the Former Affiliate(s) (determined under the rules of the Pension Plan as if the Executive had been employed by BellSouth Corporation during such period and had no other service covered under the Pension Plan), multiplied by

(y) a fraction, the numerator of which is the number of whole years (not to exceed ten (10)) of such Executive's Net Credited Service as an officer of BellSouth Corporation or an Affiliate and the denominator of which is ten (10).

Notwithstanding the foregoing, no Executive's Vesting Service Credit or Net Credited Service, for purposes of this Plan shall be increased for service with a Former Affiliate to the extent that any such service would otherwise be considered, directly or indirectly, in determining such Executive's benefits under this Plan by virtue of the terms of any other agreement, plan or arrangement.

 (4)           In the case of any Participant whose Vesting Service Credit or Net Credited Service includes a period of service with an employer with respect to which the Participant is entitled to any retirement benefit payable from defined benefit pension plan(s ) (including qualified plans and nonqualified plans such as excess benefit and supplemental executive retirement plans), including any Executive whose Vesting Service Credit and Net Credited Service under this Plan is increased pursuant to Section 4(a)(i)(B)(3) preceding, the benefit reduction described in Section 4(a)(i)(A)(1) above for the retirement benefit payable from the Pension Plan shall include any such retirement benefit payable by such employer. The determination of the benefit reduction for any such benefit shall be made using approaches which approximate as nearly as practicable the approaches used in making such determinations with respect to benefits payable under the Pension Plan, as described above in this Section 4(a)(i). In the case of any Executive whose Vesting Service Credit and Net Credited Service under this Plan is increased pursuant to paragraph (B)(3) of this Section 4(a)(i), the benefit payable by such employer shall first be multiplied by the fraction described in that paragraph and the product thereof shall be the amount of the benefit reduction.

 (5)           A Participant’s service or deferred benefit (the value of which is expressed as an annuity) at the time of termination of employment shall not be less than the service or deferred benefit that would have been payable to the Participant if the Participant had terminated employment on any prior December 31 (using pay, service, offsets and all factors applicable on the previous dates and assuming an immediate benefit commencement).

 (6)           In the case of each Participant who terminates employment pursuant to the terms of the Merger Severance Plan, the service benefit or deferred vested benefit calculated hereunder shall be calculated by adding additional months of Vesting Service Credit and an equal amount of months of age with the amount of such months equaling (i) 24, minus (ii) the number of months that have elapsed since the closing of the Merger (but not below zero).

                       (ii)            Included Earnings

Included Earnings shall equal the 12 month average of the sum of (1) the last sixty (60) months of base pay, plus (2) the Annual Bonus Awards payable during or after that sixty (60) month period. The amounts of base pay and other payments used to determine Included Earnings as described above include all amounts during the specified period including those amounts previously deferred pursuant to other plans. If a Participant terminates employment eligible for a benefit under this Plan and thereafter receives compensation of the types described in clause (ii) of this Section 4(a), the additional Included Earnings shall be deemed to have been paid as of the date the Participant terminated employment, and the amount of benefit payable under this Plan shall be corrected accordingly.

            (b)           Minimum Benefit

In no event shall a Participant, whose Vesting Service Credit has been five years or more, who terminates employment on or after his or her sixty-second birthday, or who is retired on a service or disability pension under the Pension Plan or is otherwise eligible for a service pension benefit hereunder, receive a total annual retirement benefit (including any benefit under the Pension Plan) from the Company of less than 15% of the employee's annual base salary plus Standard Annual Bonus in effect on the employee's last day on the active payroll.

            (c)           Early Retirement Discount

(i)
The service benefit amount, determined in accordance with the provisions of this Section 4, for each Participant who is granted a service benefit, shall be reduced (before the offset for benefits under the Pension Plan) by one-half percent (0.5%) for each calendar month or part thereof by which the commencement of benefits under this Plan precedes the Participant’s 62nd birthday, except that each employee retired with thirty (30) or more years of service (either Net Credited Service or Vesting Service Credit) shall receive a service benefit reduced by one-quarter percent (0.25%) for each calendar month or part thereof by which the commencement of benefits under this Plan precedes the Participant’s 62nd birthday. With respect to Participants who terminate employment and receive benefits under the Merger Severance Plan, the preceding sentence shall be applied by substituting “twenty-eight (28) or more” for the words “thirty (30) or more.” Further, with respect to a Participant who retires during 2006, in no event shall the amount by which such Participant’s benefit is reduced pursuant to this provision be greater than the amount by which such benefit would have been reduced pursuant to this provision had the Participant retired on December 31, 2005.

(ii)
The deferred vested benefit amount, determined in accordance with the provisions of this Section 4, for each Participant who is granted a deferred vested benefit, shall be reduced (after the offset for benefits under the Pension Plan) by an actuarially equivalent amount, using mortality rates and other assumptions then in effect under the Pension Plan, for each calendar month or part thereof by which the commencement of benefits under this Plan precedes the Participant’s 65th birthday.

    (d)       Survivor/Death Benefits for Participant Deaths occurring prior to January 1, 2007.

                          (i)                 Benefit Payable Before Benefit Commencement.

If a Participant who has not made a valid lump sum election with respect to his or her Pre-2005 Benefit dies prior to termination of employment (or commencement of benefits for Participant’s with a deferred benefit) and leaves a surviving spouse at the time of his death, a pre-retirement survivor benefit is payable to the surviving spouse as an immediate life annuity equal to 100% of the service benefit or deferred benefit that the Participant would have received with respect to his or her Pre-2005 Benefit had he survived and terminated employment on the date of his death and commenced benefit payments. In addition, with respect to the Participant’s Post-2004 Benefit, such benefit shall be paid to the surviving spouse as soon as administratively feasible following the Participant’s death in a single sum payment calculated in accordance with Section 5 of this Article IV. If such Participant does not have a surviving spouse at the time of his death, the entire survivor benefit described in this paragraph shall be paid to the Participant’s estate as soon as administratively feasible following the Participant’s death (even if the Participant was a Band BB officer or above) in the form of a single sum payment calculated in accordance with the provisions of Section 5 of this Article IV.

                        (ii)                 Benefit Payable After Benefit Commencement.

If the Participant was receiving benefits in the form of an annuity with respect to his Pre-2005 Benefit (or was eligible to receive benefits in the form of an annuity because of termination of employment), and leaves a surviving spouse at the time of his/her death, then such surviving spouse shall automatically receive a survivor annuity for life equal to 50% of the net pension benefit that the Participant was receiving (or eligible to receive) just prior to his death. If the Participant was eligible to receive payment of his Post-2004 Benefit but had not yet received such payment, then his Post-2004 Benefit shall be paid in the form of a single lump sum payment calculated in accordance with the provisions of Section 5 of this Article IV.

                        (iii)              Lump Sum Election.

In the event of the death of a Participant who has made a valid lump sum election under the Plan with respect to his or her Pre-2005 Benefit, his surviving spouse (or his estate if there is no surviving spouse) shall be entitled to receive 100% of the lump sum payment that would have been payable to the Participant had he survived and terminated employment on the date of his death (including the lump sum payment of the Participant’s Post-2004 Benefit), and such lump sum shall be payable as soon as administratively feasible following the Participant’s death (even if the Participant was an Executive designated as a Band BB officer or above).

                        (iv)           Lump Sum Settlement.

If a Participant has already received a lump sum settlement of his entire benefit under the Plan, then no further benefits are payable under this subparagraph (d).

    (e)       Survivor/Death Benefits for Participant Deaths occurring on or after January 1, 2007.

                       (i)           Benefit Payable Before Benefit Commencement.

If a Participant dies prior to termination of employment and leaves a surviving spouse at the time of his death, a pre-retirement survivor benefit is payable to the surviving spouse in the same form as elected by the Participant for payment of his benefit (i.e., single lump sum, 10 year installments, or single life annuity) in an amount equal to 100% of the service benefit or deferred benefit that the Participant would have received with respect to his benefit had he survived and terminated employment on the date of his death and commenced benefit payments; provided, if the survivor benefit is payable in a single life annuity, there will be no payment of an additional survivor annuity upon the surviving spouse’s death. If such Participant does not have a surviving spouse at the time of his death, the entire survivor benefit described in this paragraph shall be paid to the Participant’s estate as soon as administratively feasible following the Participant’s death (even if the Participant was a “specified employee” as defined under Code Section 409A) in the form of a single sum payment calculated in accordance with the provisions of Section 5 of this Article IV.

                       (ii)           Benefit Payable After Benefit Commencement.

(A)
Life Annuity. If the Participant leaves a surviving spouse and was receiving benefits in the form of an annuity (or was eligible to receive benefits in the form of an annuity because of termination of employment and because the Participant had elected an annuity form of payment in accordance with Section 5 of this Article IV), then such surviving spouse shall automatically receive a survivor annuity for life equal to 50% of the net pension benefit that the Participant was receiving (or eligible to receive) just prior to his death. If the Participant does not leave a surviving spouse and was receiving benefits in the form of an annuity (or was eligible to receive benefits in the form of an annuity because of termination of employment and because the Participant had elected an annuity form of payment in accordance with Section 5 of this Article IV), then no further benefits will be payable after the Participant’s death.

(B)
10-Year Installments. If the Participant leaves a surviving spouse and was receiving benefits in the form of 10-year installments, then the remaining installments shall continue to be paid to the surviving spouse. If the Participant was receiving benefits in the form of 10-year installments and does not leave a surviving spouse, then the remaining installments shall be paid in the form of a single lump sum payable to his estate.

(C)
Lump Sum Payment. If the Participant was eligible to receive a single lump sum payment of his Plan benefit but dies prior to the payment being made, then the single lump sum payment shall be made to his surviving spouse, if applicable, and otherwise to his estate.

                       (iii)           Lump Sum Settlement.

If a Participant has already received a lump sum settlement of his entire benefit under the Plan, then no further benefits are payable under this subparagraph (e).

            (f)           Special Increases

Service and disability benefit payments, as determined under this Section 4(a) and (b) of this Article IV, of retired Participants shall be increased by the same percentage and pursuant to the same terms and conditions as are set forth in the Pension Plan.

5.           Form of Benefit Payments

(a)	Rules Applicable to Participants who terminate Employment Prior to January 1, 2007

 (i)         Annuity Payments. With respect to a Participant who has not made a valid lump sum election in accordance with subparagraph (ii) hereof, such Participant’s Pre-2005 Benefit shall be paid in monthly disbursements or at such other periods as the Committee may determine in each case. Notwithstanding the foregoing, if at the time of the Participant’s termination of employment, the present value of the benefit of a Participant, whether payable as a service benefit, a deferred benefit, or a survivor’s benefit, is less than $20,000, such benefit shall be paid in the form of a single lump sum payment, calculated in accordance with subparagraph (iii) hereof.

                       (ii)         Lump Sum Benefit Payment.

(1)
Pre-2005 Benefit. A Participant may elect to receive his Pre-2005 Benefit hereunder, whether payable as a service benefit, a deferred benefit or a survivor’s benefit, paid in the form of a single lump sum payment, calculated in accordance with the provisions of Paragraph (c) hereof; provided, any such election must be made in accordance with procedures established by the Company and must be on file with the Company, or its designee, for at least 12 consecutive calendar months prior to the Participant’s termination of employment or death in order to be valid and in effect.

(2)
Post-2004 Benefit. All Post-2004 Benefits, whether payable as a service benefit or a deferred benefit shall be paid in the form of a single lump sum payment, calculated in accordance with the provisions of Paragraph (c) hereof.

(b)      Rules Applicable to Participants who terminate Employment on or after January 1, 2007
(i)
Lump Sum Benefit Payment. Absent an election to the contrary in accordance with subparagraph (iv) hereof, a Participant’s entire benefit under the Plan, whether payable as a service benefit or a deferred benefit, shall be paid in the form of a single lump sum payment, calculated in accordance with the provisions of Paragraph (c) hereof.

(ii)
10-year installments. If a Participant made a valid election for 10-year installments under subparagraph (iv) hereof, such Participant’s entire benefit under the Plan, whether payable as a service benefit or a deferred benefit, shall be paid in the form of annual installments payable over a period of 10 years. The amount of the annual installments shall be determined by calculating the Participant’s benefit under the Plan as a single lump sum in accordance Paragraph (c) hereof and then paying 1/10th of the amount each year plus interest annually at the rate then specified under the Pension Plan.

(iii)
Life Annuity. If a Participant made a valid election for a life annuity under subparagraph (iv) hereof, such Participant’s entire benefit under the Plan, whether payable as a service benefit or a deferred benefit, shall be paid in the form of monthly payments payable over the life of the Participant. The amount of the monthly payments shall equal the Participant’s annualized benefit determined under Section 4(a)(i)(A) of Article IV divided by 12.

                       (iv)         Election Opportunity.

(1)
Initial Election. Participant’s who are participating in the Plan as of September 30, 2006 (or become newly eligible during October 2006) may elect a single lump sum payment, 10-year installments or a life annuity during the period between October 1, 2006 and November 30, 2006. Participants who first become Participants in the Plan on or after November 1, 2006 may elect a single lump sum, 10-year installments or a life annuity; provided such election must be made within 30 days of the Participant’s initial participation in the Plan.

(2)
Subsequent Elections. Participants may elect to change the form of payment (and the timing of payment) during a time other than that specified under subparagraph (1) above; however, such election must comply with the requirements of Code Section 409A and applicable regulations thereunder, which means that the subsequent election will only be effective if made at least one year prior to the time at which the distribution would be made absent the subsequent election AND if the first payment under the form of payment elected is delayed for at least a five year period.

(v)
De Minimis Cash-Out. Notwithstanding any election made under subparagraph (iv) hereof, if at the time of the Participant’s termination of employment, the present value of the benefit of a Participant, whether payable as a service benefit or a deferred benefit, is less than $20,000, such benefit shall be paid in the form of a single lump sum payment, calculated in accordance with Paragraph (c) hereof.

             (c)            Lump Sum Calculation.

Benefits payable in a single lump sum in accordance with the Plan shall be the amount that is the actuarial present value of the Participant’s benefit, or applicable portion thereof, expressed as a single life annuity and shall be determined using (i) the applicable interest rate then in effect under the Pension Plan, and (ii) the applicable mortality table then in effect under the Pension Plan.

6.            Timing of Payment of Benefits

Except for the reasons specified below, benefits granted under this Plan shall commence on the day following the date of termination of employment from the Company and all Affiliates.

            (a)           For Terminations of Employment Occurring prior to January 1, 2007.

(i)
An Executive who is a Band BB officer or above and who has made a valid lump sum election shall receive the lump sum payment (including interest accrued annually at the applicable interest rate in effect under the Pension Plan) as soon as administratively feasible following the date that is 2 years following his date of retirement or other termination of employment.

(ii)	Participants eligible for a deferred vested benefit will have their Post-2004 benefit commence at such time as the individual otherwise elects to commence payment of benefits under the Pension Plan.

(iii)
Participants who have a Post-2004 Benefit and who are Executives or otherwise considered specified employees under Code Section 409A at the time of his or her termination of employment shall receive the lump sum payment (including interest accrued annually at the applicable interest rate in effect under the Pension Plan) as soon as administratively feasible following the date that is 6 months following his or her date of retirement or other termination of employment.

            (b)           For Terminations of Employment On or After January 1, 2007.

(i)
Participants electing a single lump sum payment or 10-year installment payments and who are Executives or otherwise considered specified employees under Code Section 409A at the time of his or her termination of employment shall receive the single lump sum payment or the first installment under the 10-year installment form of benefit (each including interest accrued annually at the applicable interest rate in effect under the Pension Plan) as soon as administratively feasible following the date that is 6 months following his or her date of retirement or other termination of employment.

(ii)
Participants electing a life annuity payment form and who are Executives or otherwise considered specified employees under Code Section 409A shall receive the first annuity payment as soon as administrative feasible following the date that is 6 months following his or her retirement date or other termination of employment and this first payment shall equal 7 monthly annuity payments.

7.            Treatment During Subsequent Employment

Employment with any Participating Company or Affiliate for which a Participant is an eligible employee, subsequent to retirement or termination of employment with entitlement to any type of benefits described heretofore shall result in the permanent suspension of the benefit for the period of such employment or reemployment. Upon termination of such subsequent employment, the full benefit payable hereunder shall be recalculated and then offset by any amounts previously paid to the Participant using assumptions set forth under the Pension Plan. The benefit will commence following the subsequent termination of employment but shall be subject to the provisions set forth in Section 6 of this Article IV regarding the timing of payment of benefits.

8.            Employment with Cingular

Individuals who were Participants as of December 23, 2001 and who transferred to Cingular Wireless, LLC on or before December 23, 2001 pursuant to the Contribution Agreement by and between BellSouth Corporation and AT&T Inc. (formerly SBC Communications, Inc.) continue to be actively employed by the Company for all purposes of this Plan through December 31, 2006 and thereafter will continue to be considered to be employed by the Company for all purposes except for the accrual of future benefits (i.e., final average pay and Vesting Service Credit freezes but Net Credited Service continues to accrue) until such time as the Participant terminates employment with Cingular Wireless, or a successor company, and all its affiliated companies.

ARTICLE V. DEATH BENEFITS

1.           Eligibility and Administration

All individuals who became eligible to participate in the Plan prior to January 1, 2006 shall be eligible for death benefits under this Plan. With respect to individuals who become eligible to participate in the Plan on or after January 1, 2006, no death benefits shall be payable pursuant to this Article V. Death benefits described herein are in addition to death benefits payable under the Pension Plan but shall be subject to the same terms and conditions of, and administered in the same manner as, corresponding death benefit provisions of the Pension Plan.

2.            Amount of Death Benefit.

For an Executive, the benefit equals the annual base salary plus two times the Standard Annual Bonus. The above stated amounts of base salary and Standard Annual Bonus are those amounts in effect at the earlier of retirement or death including those amounts previously deferred pursuant to other plans. For all other Participants, the benefit equals the Standard Annual Bonus in effect at the earlier of retirement or death. In addition, the death benefit for all Participants will include the amount of death benefit, if any, that would otherwise have been payable under the Pension Plan had there been no deferral of compensation under any plan of the Company. The benefit amount will also include the amount of death benefit, if any, that would otherwise have been payable under the Pension Plan had the restriction on the amount of compensation that may be taken into account under Code Section 401(a)(17) not been applicable.

3.            Death Benefits After 2005.

Notwithstanding the provisions of Section 2 of this Article V preceding, with respect to each Participant in the Plan on December 31, 2005, the amount of any death benefit payable pursuant to Section 1 of this Article V shall in no event be based on base salary and/or Standard Award amounts greater than such Participant’s base salary and the Standard Award applicable with respect to such Participant on December 31, 2005.

4.           Form and Source of Payments

All death benefits payable pursuant to this Article V of the Plan shall be paid in a single lump sum as soon as administratively feasible following the death of the Participant and shall be paid from Company or Participating Company's operating expenses, or through the purchase of insurance from an Insurance Company as the Company may determine.

ARTICLE VI. GENERAL PROVISIONS

1.            Effective Date

This Plan was originally effective January 1, 1984 and this restatement of the Plan is effective January 1, 2005.

2.            Rights to Benefit

There is no right to any benefit under this Plan except as may be provided by the Company or each Participating Company. Participants have the status of general, unsecured creditors of the Participating Company and the Plan constitutes a mere promise by the Participating Company to make benefit payments in the future. A Participant shall have only a contractual right to receive the benefits provided for hereunder if and when he complies with all of the conditions set forth herein. Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind. The Plan is intended to be "unfunded" for purposes of the Pension Act and the Code. If any payment is made to a Participant, his or her surviving spouse or other beneficiary with respect to benefits described in this Plan from any source arranged by the Company or a Participating Company including the Rabbi Trust Agreements and also including, without limitation, any other fund, trust, insurance arrangement, bond, security device, or any similar arrangement, such payment shall be deemed to be in full and complete satisfaction of the obligation of the Company or Participating Company under this Plan to the extent of such payment as if such payment had been made directly by the Company or Participating Company; and (ii) if any payment from a source described in clause (i) above shall be made, in whole or in part, prior to the time payment would be made under the terms of this Plan, such payment shall be deemed to satisfy the obligation of the Company or Participating Company to pay Plan benefits beginning with the benefit which would next become payable under the Plan and continuing in the order in which benefits are so payable, until the payment from such other source is fully recovered. In determining the benefits satisfied by a payment described in clause (ii), Plan benefits, as they become payable, shall be discounted to their value as of the date such actual payment was made using an interest rate equal to the valuation interest rate for deferred annuities as last published by the Pension Benefit Guaranty Corporation prior to the date of such actual payment. If the benefits which actually become payable under this Plan, after applying the discount described in the preceding sentence, are less than the amount of the payment described in clause (ii), any such shortfall shall not be collected from or enforced against the Participant as a claim by the Company or Participating Company.

3.            Liability for Payment of Benefits

Where a Participant's period of service includes service in more than one Participating Company or in a company that is not a Participating Company, the last Participating Company to employ him or her immediately prior to his or her retirement or termination of employment with entitlement to a benefit hereunder shall be responsible for the full benefit under this Plan.

4.            Governing Law

The Company intends that this Plan be an unfunded deferred compensation plan maintained primarily for a select group of management and highly compensated employees exempt from Parts 2, 3 and 4 of Title I of the Pension Act by reason of the exemptions set forth in Sections 201(a), 301(a) and 401(a) of the Pension Act and from Part 1 of the Pension Act by reason of the exemption set forth in Section 2520.104-23 of applicable United States Department of Labor regulations. This Plan shall be interpreted and administered accordingly. This Plan shall be construed in accordance with the laws of the State of Georgia to the extent such laws are not preempted by the Pension Act. Notwithstanding any provision to the contrary in this Plan, each provision of this Plan shall be interpreted to permit the deferral of compensation and the payment of deferred amounts in accordance with Code Section 409A and any provision that would conflict with such requirements shall not be valid or enforceable.

5.            Assignment or Alienation

Benefits payable, and rights to benefits, under this Plan may not in any manner be anticipated, sold, transferred, assigned (either at law or in equity), alienated, pledged, encumbered or subject to attachment, garnishment, levy, execution or other legal or equitable process.

6.            Employment at Will

Nothing contained in this Plan shall be construed as conferring upon a Participant the right to continue in the employ of the Company.

7.            Savings Clause

In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8.            Payments to Others

Benefits payable to a former employee or retiree unable to execute a proper receipt may be paid to other person(s) in accordance with the standards and procedures set forth in the Pension Plan.

9.            Plan Termination

Subject to the limitations described below, the Company retains the right to terminate, in whole or in part, and each Participating Company retains the right to withdraw from this Plan, at any time, for any reason, with or without notice. The Company will continue to make payments, in accordance with the terms and conditions of the Plan, to all Participants who were either retired or terminated prior to Plan termination, and will also continue to recognize its obligation to the surviving spouse of the aforementioned individuals. Additionally, Participants who have satisfied the service requirements for a deferred vested pension under the Pension Plan on the date of Plan termination shall receive benefits under the terms of the Plan as in effect immediately prior to its termination, the amount of such benefit to be calculated as if the Participant retired (or otherwise terminated employment) on the termination date of the Plan, it being the Company's intent that termination of the Plan shall not adversely affect any entitlement to such benefits and any amendment, modification or termination of this Plan inconsistent with this expression of intent shall be null and void.

ARTICLE VII. INTERCHANGE OF BENEFIT OBLIGATION

The same transfer of service credit provisions contained in interchange agreements presently in existence under the Pension Plan, or as they may be amended from time to time, by and between the Company, on behalf of all Participating Companies, and any Interchange Company shall apply to the transfer of service credit for purposes of this Plan.

ARTICLE VIII. PLAN MODIFICATION

The Company may, in its sole discretion, from time to time make any changes in the Plan as it deems appropriate, provided, that no such action shall accelerate or postpone the time or schedule of payment of any Plan benefit except as may be permitted under Code Section 409A and regulations thereunder; and provided further, such modifications shall not result in a reduction of benefits to either: (i) those participants or their surviving spouses already receiving benefits under this Plan, or (ii) those participants who have satisfied the service requirements for a deferred vested pension under the Pension Plan. Specifically, no Plan modification shall have the effect of reducing a Participant's benefits under the Plan to which he or she would be entitled under the terms of the Plan as in effect in immediately prior to its modification, the amount of such benefit to be calculated as if the Participant retired (or otherwise terminated employment) on the date the Plan was modified, it being the Company's intent that any modification of the Plan shall not adversely affect any entitlement to such benefits and any amendment, modification or termination of this Plan inconsistent with this expression of intent shall be null and void. In addition, the Company may authorize the execution of agreements providing retirement benefits subject generally to the terms and conditions of the Plan and benefits under such agreements shall be deemed provided hereunder, and any such amendments authorized prior to the amendment and restatement of the Plan shall be incorporated herein by reference.